Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX International Corporation Reports its

Fiscal 2023 First Quarter Financial Results

ORLANDO, FL. – July 11, 2022 — VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced its financial results for its Fiscal 2023 first quarter ended May 31, 2022.

Commenting on the Company’s results and business outlook, Pat Lavelle, President and Chief Executive Officer stated, “During the Fiscal 2023 first quarter, we continued to experience supply chain issues though the biggest impact was the lack of chips which directly impacted our automotive OEM and aftermarket business. Retailer buying also slowed in March given high inventory positions which impacted sales in our Consumer Electronics segment. While these challenges will persist, we are still poised for growth and expect to have a strong second half of the year based on new Automotive programs, increased production and sales of Onkyo products, along with expanding worldwide distribution, and a host of new products coming to market.”

Lavelle continued, “As we look out over the next few years, we are very encouraged with our prospects and our optimism is driven by over $750 million in new OEM awards received over the past three years, with the majority of awards ahead of us. We also see significant expansion in our Premium Audio business as we will soon be securing the chips and parts expected to meet customer demand in the second half of the year and as we expand beyond North America and Australia to service a broader worldwide customer base. We also made significant progress in our Biometrics segment this past quarter, with new opportunities with both distribution partners and companies in the fintech, healthcare and automotive markets. Despite the near-term headwinds, we believe we are well positioned to drive significant growth and strong bottom-line performance in the years ahead.”

Fiscal 2023 and Fiscal 2022 First Quarter Comparisons

Net sales in the Fiscal 2023 first quarter ended May 31, 2022, were $128.7 million as compared to net sales of $137.1 million in the Fiscal 2022 first quarter ended May 31, 2021, a decrease of $8.3 million or 6.1%.

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Automotive Electronics segment net sales in the Fiscal 2023 first quarter were $39.6 million as compared to $42.7 million in the comparable year-ago period, a decrease of $3.1 million or 7.2%. For the same comparable periods, OEM product sales were $16.7 million as compared to $14.9 million, driven by higher sales of OEM rear-seat entertainment systems, partially offset by ongoing supply chain constraints and component, part and chip shortages. Aftermarket product sales were $22.9 million as compared to $27.7 million, with the decline driven primarily by higher load-ins in the prior Fiscal year period as well as component and part shortages, partially offset by higher aftermarket accessory product sales.

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Consumer Electronics segment net sales in the Fiscal 2023 first quarter were $88.9 million as compared to $94.1 million in the comparable year-ago period, a decrease of $5.2 million or 5.5%. For the same comparable periods, Premium Audio product sales were $69.9 million as compared to $71.6 million, with the decline primarily attributable to lower sales of premium home theatre speaker systems, partially offset by an increase in sales of Onkyo products. Other CE product sales were $19.0 million as compared to $22.5 million with the decline primarily related to general softness in the accessory market following

VOXX International Corporation Reports its Fiscal 2023 First Quarter Results

the prior year rebound in sales experienced after the COVID-19 shut-downs in Fiscal 2021. The Consumer Electronics segment was also impacted by lower purchasing by many big box retailers given high inventory levels.

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Biometrics segment net sales in the Fiscal 2023 first quarter were $0.1 million as compared to $0.2 million in the comparable year-ago period. While segment sales declined, new opportunities emerged this quarter and progress has been made on current projects undergoing testing prior to commercialization.

The gross margin in the Fiscal 2023 first quarter was 25.8% as compared to 26.8% in the Fiscal 2022 first quarter, a decline of 100 basis points. The year-over-year decline was primarily driven by lower margins in the Automotive Electronics segment, partially offset by higher margins in the Consumer Electronics segment. For the same comparable periods, the Company reported:

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Automotive Electronics segment gross margin of 22.2% as compared to 27.0%, a decrease of 480 basis points. The year-over-year decline was primarily related to the higher cost of materials and shipping, as well as increases in tariffs included in the cost of goods sold. Additionally, certain OEM rear-seat entertainment products that began selling during the second half of Fiscal 2022 have generated lower margins than normal due to rising costs, and as negotiations remain underway to revise pricing.

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Consumer Electronics segment gross margin of 27.4% as compared to 26.6%, an increase of 80 basis points. The primary drivers for the year-over-year increase are higher sales of Onkyo products, as well as the positive impact from price increases that were instituted throughout Fiscal 2022.

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Biometrics segment gross margin of 24.3% as compared to 19.5%, an increase of 480 basis points. The increase in margin was primarily a result of tooling costs incurred during the three months ended May 31, 2021 that did not repeat in the current year.

Total operating expenses in the Fiscal 2023 first quarter were $39.9 million as compared to $37.1 million in the comparable Fiscal 2022 period, an increase of $2.9 million or 7.8%. For the same Fiscal 2023 and Fiscal 2022 first quarter periods:

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Selling expenses of $12.3 million increased by $0.8 million, primarily related to higher trade show expenses as the Company attended the Consumer Electronics Show in person in 2022 and the 2021 event was held virtually.

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General and administrative expenses of $19.1 million increased by $0.5 million. The Company incurred higher depreciation and amortization expenses, benefit and insurance expenses, and an increase in fees related to taxes and licensing, partially offset by lower professional fees and salary expenses.

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Engineering and technical support expenses of $8.4 million increased by $2.2 million, primarily due to an increase in engineering labor expenses and research and development expenses related to the Onkyo acquisition, as well as the use of outside labor for certain projects. This increase was partially offset by decreases related to projects in development during the prior year that have been completed, as well as headcount reductions in the Biometrics segment.

VOXX International Corporation Reports its Fiscal 2023 First Quarter Results

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Acquisition costs of $0.1 million declined by $0.5 million. The Company incurred acquisitions costs in both the Fiscal 2023 and Fiscal 2022 first quarter associated with consulting and due diligence fees for the asset purchase agreement signed with Onkyo Home Entertainment Corporation and the joint venture created with Sharp Corporation to complete the transaction.

The Company reported an operating loss in the Fiscal 2023 first quarter of $6.7 million as comparted to an operating loss of $0.4 million in the Fiscal 2022 first quarter.

Total other income/expense, net, in the Fiscal 2023 first quarter was a loss of $2.2 million as compared to other income, net of $2.6 million in the Fiscal 2022 first quarter. The year-over-year variance was primarily related to foreign currency as the Company incurred a net foreign currency loss of $2.4 million in the Fiscal 2023 first quarter as compared to a net foreign currency gain of $0.1 million in the Fiscal 2022 first quarter. Additionally, the Company recorded a charge of $1.0 million representing interest expense related to the interim arbitration award accrued during Fiscal 2022. Additionally, equity in income of equity investee declined by $1.1 million and interest and bank charges increased by $0.2 million when comparing the Fiscal 2023 and Fiscal 2022 first quarters.

Net loss attributable to VOXX International Corporation in the Fiscal 2023 first quarter was $6.5 million as compared to net income attributable to VOXX International Corporation of $2.7 million in the comparable Fiscal 2022 period. The Company reported basic and diluted net loss per share attributable to VOXX International Corporation of $0.27 in the Fiscal 2023 first quarter as compared to basic and diluted net income per common share attributable to VOXX International Corporation of $0.11, in the comparable Fiscal 2022 period.

The Company reported an Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) loss in the Fiscal 2023 first quarter of $4.2 million as compared to EBITDA in the Fiscal 2022 first quarter of $6.4 million. Adjusted EBITDA in the Fiscal 2023 first quarter was a loss of $0.1 million as compared to Adjusted EBITDA in the Fiscal 2022 first quarter of $8.2 million.

Seaguard Electronics LLC

On March 3, 2022, the Arbitrator issued a Partial Final Award on Bifurcated Issue in the amount of $39,444, plus $798 for its attorneys’ fees and costs. On March 11, 2022, the Arbitrator fixed the schedule of the patent portion of the bifurcated arbitration, with a trial date set for October 16, 2023. The Company has put its suppliers on notice of its indemnification rights with respect to the alleged infringing products. On March 14, 2022, Seaguard filed a Petition in the United States District Court, Central District of California, Western Division, to confirm the Partial Final Award. On April 25, 2022, the Company filed its opposition to Seaguard’s Petition to Confirm and a Counter-Petition to Vacate the Partial Final Award. On May 31, 2022, the Court ordered the matter taken under submission for decision without oral hearing.

During Fiscal 2022, the Company recorded an accrual for the interim arbitration award in the amount of $39,444. During the three months ended May 31, 2022, the Company accrued an additional charge of $986 representing interest due on the award when paid. At May 31, 2022, the Company has a total accrued balance of $40,431 on the accompanying Consolidated Balance Sheet related to the interim arbitration award, to be paid if confirmed and not vacated by the U.S. District Court or an appellate court. The Company made its accrual determination in accordance with reports and evaluations from its damages expert, as well as from the guidance and opinion letters received from the Company’s trial attorneys.

VOXX International Corporation Reports its Fiscal 2023 First Quarter Results

Balance Sheet Update

As of May 31, 2022, the Company had cash and cash equivalents of $5.7 million as compared to $27.8 million as of February 28, 2022. Total debt as of May 31, 2022 was $16.3 million as compared to $13.2 million as of February 28, 2022. The increase in total debt for the comparable periods is primarily related to $5.6 million outstanding on the Company’s Domestic Credit Facility as of May 31, 2022, partially offset by the absence of debt related to the Company’s Euro Asset-Based Lending Obligation for VOXX Germany. Total long-term debt, net of debt issuance costs as of May 31, 2022 was $14.9 million as compared to $9.8 million as of February 28, 2022.

Conference Call Information

The Company will be hosting its conference call and webcast on Tuesday, July 12, 2022 at 10:00 a.m. Eastern.

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To attend the webcast, participants must register online at https://edge.media-server.com/mmc/p/tesjq8k7.

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To access the call by phone, visit https://register.vevent.com/register/BIed2d9f3946264d288e913f1228733bfd and you will be provided with dial-in numbers. Participants are requested to register a day in advance or at a minimum 15 minutes before the start of the call. Those wishing to ask questions following management’s remarks should use the dial-in numbers provided.

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A replay of the webcast will be available approximately two hours after the call and archived at the following link in Events and Presentations: https://investors.voxxintl.com/events-and-presentations.

Non-GAAP Measures
EBITDA and Adjusted EBITDA are not financial measures recognized by GAAP. EBITDA represents net (loss) income attributable to VOXX International Corporation, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, foreign currency losses (gains), acquisition costs, certain non-routine legal and professional fees, and awards. Depreciation, amortization, stock-based compensation, and foreign currency losses (gains) are non-cash items.

We present EBITDA and Adjusted EBITDA in our Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA helps us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA and Adjusted EBITDA should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of approximately 35 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network

VOXX International Corporation Reports its Fiscal 2023 First Quarter Results

that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the: risk factors described in the Company's annual report on Form 10-K for the fiscal year ended February 28, 2022, and other filings made by the Company from time to time with the SEC.

The factors described in such SEC filings include, without limitation: the impact of the COVID-19 outbreak on the Company's results of operations, global supply shortages and logistics costs and delays; cybersecurity risks; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic, the War in the Ukraine and any worsening of the global business and economic environment as a result. The Company assumes no obligation and does not intend to update these forward-looking statements.

Investor Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Email: gwiener@GWCco.com

Tables to Follow

VOXX International Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	May 31, 2022	February 28, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,733	$27,788
Accounts receivable, net	82,645	105,625
Inventory	181,187	174,922
Receivables from vendors	217	363
Prepaid expenses and other current assets	19,602	21,340
Income tax receivable	749	734
Total current assets	290,133	330,772
Investment securities	1,222	1,231
Equity investment	22,010	21,348
Property, plant and equipment, net	49,813	49,794
Operating lease, right of use asset	4,255	4,464
Goodwill	72,507	74,320
Intangible assets, net	97,541	101,450
Deferred income tax assets	39	40
Other assets	3,577	3,245
Total assets	$541,097	$586,664
Liabilities, Redeemable Equity, Redeemable Non-Controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$54,113	$76,665
Accrued expenses and other current liabilities	46,923	54,659
Income taxes payable	1,545	2,714
Accrued sales incentives	20,427	23,755
Interim arbitration award payable	40,431	39,444
Contract liabilities, current	4,218	4,373
Current portion of long-term debt	500	2,406
Total current liabilities	168,157	204,016
Long-term debt, net of debt issuance costs	14,858	9,786
Finance lease liabilities, less current portion	39	78
Operating lease liabilities, less current portion	3,067	3,298
Deferred compensation	1,222	1,231
Contingent consideration, less current portion	5,001	5,750
Deferred income tax liabilities	4,330	5,300
Other tax liabilities	913	1,083
Prepaid ownership interest in EyeLock LLC due to GalvanEyes LLC	3,692	2,451
Other long-term liabilities	3,279	3,508
Total liabilities	204,558	236,501
Commitments and contingencies
Redeemable equity	3,450	3,550
Redeemable non-controlling interest	(227)	511
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 24,538,184 and 24,476,847 shares issued and 21,675,966 and 21,614,629 shares outstanding at May 31, 2022 and February 28, 2022, respectively	246	245
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at both May 31, 2022 and February 28, 2022	22	22
Paid-in capital	296,175	300,453
Retained earnings	120,046	126,573
Accumulated other comprehensive loss	(18,878)	(17,503)
Less: Treasury stock, at cost, 2,862,218 shares of Class A Common Stock at both May 31, 2022 and February 28, 2022	(25,138)	(25,138)
Less: Redeemable equity	(3,450)	(3,550)
Total VOXX International Corporation stockholders' equity	369,023	381,102
Non-controlling interest	(35,707)	(35,000)
Total stockholders' equity	333,316	346,102
Total liabilities, redeemable equity, redeemable non-controlling interest, and stockholders' equity	$541,097	$586,664

VOXX International Corporation and Subsidiaries

Unaudited Consolidated Statements of Operations and Comprehensive (Loss) Income

(In thousands, except share and per share data)

	Three months ended May 31,
	2022	2021
Net sales	$128,732	$137,060
Cost of sales	95,493	100,365
Gross profit	33,239	36,695
Operating expenses:
Selling	12,285	11,467
General and administrative	19,130	18,676
Engineering and technical support	8,389	6,232
Acquisition costs	136	676
Total operating expenses	39,940	37,051
Operating loss	(6,701)	(356)
Other (expense) income:
Interest and bank charges	(730)	(528)
Equity in income of equity investee	1,588	2,723
Interim arbitration award	(986)	—
Other, net	(2,110)	442
Total other (expense) income, net	(2,238)	2,637
(Loss) income before income taxes	(8,939)	2,281
Income tax (benefit) expense	(1,092)	484
Net (loss) income	(7,847)	1,797
Less: net loss attributable to non-controlling interest	(1,320)	(919)
Net (loss) income attributable to VOXX International Corporation	$(6,527)	$2,716
Other comprehensive (loss) income:
Foreign currency translation adjustments	(1,494)	372
Derivatives designated for hedging	87	119
Pension plan adjustments	32	1
Other comprehensive (loss) income, net of tax	(1,375)	492
Comprehensive (loss) income attributable to VOXX International Corporation	$(7,902)	$3,208
(Loss) income per share - basic: Attributable to VOXX International Corporation	$(0.27)	$0.11
(Loss) income per share - diluted: Attributable to VOXX International Corporation	$(0.27)	$0.11
Weighted-average common shares outstanding (basic)	24,412,462	24,266,242
Weighted-average common shares outstanding (diluted)	24,412,462	24,925,974

Reconciliation of GAAP Net Income Attributable to

VOXX International Corporation to EBITDA and Adjusted EBITDA

	Three months ended May 31,
	2022	2021
Net (loss) income attributable to VOXX International Corporation	$(6,527)	$2,716
Adjustments:
Interest expense and bank charges (1)	527	372
Depreciation and amortization (1)	2,904	2,778
Income tax (benefit) expense	(1,092)	484
EBITDA	(4,188)	6,350
Stock-based compensation	126	236
Foreign currency losses (gains) (1)	2,362	(116)
Acquisition costs	136	676
Professional fees related to distribution agreement with GalvanEyes LLC	—	325
Non-routine legal fees	508	686
Interim arbitration award	986	—
Adjusted EBITDA	$(70)	$8,157

(1)
For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, depreciation and amortization, as well as foreign currency losses and (gains) have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC.